Exhibit 10g


                           FIRST AMENDMENT TO THE
                         KIMBERLY-CLARK CORPORATION
                         DEFERRED COMPENSATION PLAN


The Kimberly-Clark Corporation Deferred Compensation Plan (the `Plan'') is hereby amended as described below:

Section 3.2 of the Plan is hereby amended and restated to read in its entirety as follows:

     3.2  Minimum and Maximum Deferral and Length of Participation.  Tier 1

          Participants - A Tier 1 Participant may elect to defer any amount of his Salary or Bonus, or both, to the extent that any portion of such amounts would not be deductible by the Company pursuant to
          Section 162(m) of the Code. In addition, a Tier 1 Participant may elect to defer up to 100% of his Bonus paid during a Deferral Year in 25% increments.

          Tier 2 Participants - A Tier 2 Participant may elect to defer an amount of his Bonus up to the dividend distributed under Section
          7.12 of the IIP during a Deferral Year. The amount of Bonus which may be deferred related to the dividend payment from the IIP shall be equal to 25% to 100% (in 25% increments) of the IIP dividend received. A Tier 2 Participant may not defer any part of his Salary pursuant to this Plan.

          In no event may the amount of a Participant's deferral election related to the IIP estimated dividend payment for the upcoming Deferral Year be less than $5,000. The deferral opportunity shall extend through December 31, 2000. A Participant shall make an annual election for the upcoming Deferral Year in the year preceding the Deferral Year for which the election is being made.
           Except as provided in Section 3.5, "Emergency Benefit:  Waiver of
          Deferral," any election so made shall be irrevocable with respect to Salary and Bonus applicable to that Deferral Year.

          Notwithstanding anything in this Plan to the contrary, a Participant may not elect to defer any amount under this Plan unless the Participant files a statement with the Committee that the Participant had individual income in excess of $200,000 in each of the two most recent years or joint income with that person's spouse in excess of $300,000 in each of those years and has a reasonable expectation of reaching the same income level in the current year.


Subsection 4.6(e) of the Plan is hereby amended and restated to read in its entirety as follows:

          (e) In the event that installment payments are to be made pursuant to Subsections 4.6(b), (c) or (d), such payments shall be in quarterly installments commencing as soon as administratively feasible after the Committee grants the request for an installment form of benefit payment. Such quarterly installments shall be payable in approximately equal amounts over a period, no less than two (2) calendar years and no more than twenty (20) calendar years.

               Initially, the amount of any installments under the installment form of payment described in this Subsection 4.6(e) shall be equal to the balance of the Participant's Deferred Benefit Account to be distributed divided by the number of installments to be paid. The amount of the installment payments shall be recomputed annually and the installment payments shall be increased or decreased to reflect any changes in the Participant's Deferred Benefit Account due to fluctuations in earnings, gains and losses on the remaining balance and the number of remaining installments. Quarterly installments payments will be made on the last business day of January, April, July and October.